EXHIBIT 99.1

STEPAN REPORTS HIGHER FIRST QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, April 24, 2007 — Stepan Company (NYSE: SCL) today reported first quarter results for the period ended March 31, 2007.

SUMMARY

($ in thousands)	Three Months Ended March 31
	2007	2006	% Change
Net Sales	$313,004	$289,612	+ 8
Net Income	5,687	3,049	+ 87
Earnings per Diluted Share	$0.56	$0.31	+ 81

FIRST QUARTER RESULTS

Net income for the quarter was $5.7 million, or $0.56 per diluted share, compared to $3.0 million, or $0.31 per diluted share, for the prior year quarter. Excluding the effect of the deferred compensation plan, net income would have been $4.9 million compared to $4.1 million in the prior year. The accounting requirement for the deferred compensation plan results in expense when the price of Stepan Company stock and mutual funds held for the plan rise and income when they decline.

Gross profit improved by $2.5 million, or eight percent, primarily driven by improved North American surfactant volume and higher European polyol volume. See segment discussion below.

Net sales increased eight percent due to higher sales volume (nine percent), partially offset by a one percent decline in average selling prices. The lower selling price was due to higher sales of commodity surfactants to the consumer product market.

SEGMENT RESULTS

($ in thousands)	Three Months Ended March 31
	2007	2006	% Change
Net Sales
Surfactants	$236,476	$225,277	+ 5
Polymers	68,682	57,892	+ 19
Specialty Products	7,846	6,443	+ 22

Total Net Sales	$313,004	$289,612	+ 8

Surfactants contributed a majority of the $2.5 million improvement in gross profit driven by a ten percent increase in volume. North America generated most of the profit improvement where sales volume rose 12 percent, primarily in consumer products. Lower manufacturing costs also contributed to the improvement. Biodiesel sales volume rose significantly, but gross profit declined due to higher prices for soybean oil used to produce biodiesel. European gross profit improved on slightly improved product mix, as volume remained unchanged. Latin America surfactant earnings declined as a result of higher raw material costs.

The polymer segment gross profit declined slightly. The year ago quarter included claim settlement income related to an electrical substation fire. Excluding the prior year settlement, polymer earnings were slightly higher. Gross profit on polyol sales remained flat. Improvement in Europe was offset by lower North American gross profit margins. European volume improved 47 percent, while North American volume declined two percent. Phthalic anhydride (PA) gross profit was lower, primarily because of the year ago claim settlement income.

Specialty products earnings improved due to higher pharmaceutical sales volume.

OPERATING EXPENSES

($ in thousands)	Three Months Ending March 31
	2007	2006	% Change
Marketing	$8,932	$8,442	+ 6
Administrative—General	9,080	8,869	+ 2
Administrative—Deferred Compensation Obligations	(1,364)	1,664	NM
Research, development and technical service	7,629	7,180	+ 6

Total	$24,277	$26,155	- 7

The overall seven percent decline in operating expenses was attributable to recognizing deferred compensation plan income of $1.4 million compared to $1.7 million of expense in the prior year quarter. Excluding deferred compensation expense, operating expenses grew by five percent.

Marketing expenses were up six percent due to a higher bad debt provision, coupled with higher salary and benefit costs. Research costs rose six percent, primarily due to higher salary and benefit costs.

OTHER INCOME AND EXPENSE

Interest expense grew by 12 percent due to higher average debt levels brought about by increased working capital requirements and capital expenditures. Capital expenditures were $11.5 million in the quarter versus $9.1 million a year ago. Full year capital expenditures are projected to be $42.5 million.

The loss from our equity investment in the Philippine joint venture increased slightly. The operating income generated by the new fabric softener plant was not large enough to overcome the loss on a weak product mix of consumer product surfactants.

OUTLOOK

“After a difficult 2006, in which we took steps to improve the future profitability of the Company, we are encouraged by our first quarter results and, in particular, the earning gains from our North American surfactant and European polymer groups,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Both surfactants and polymers expect improved results for the full year. Within surfactants, biodiesel margins, which have contracted due to the higher price of soybean oil used in making biodiesel, remain a concern. We expect the balance of the surfactant business to overcome the decline in biodiesel earnings through higher volume, improved product mix and margin improvement on some product lines,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time on April 25, 2007. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * *

table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three Months Ended March 31, 2007 and 2006

(Unaudited – 000’s Omitted)

	Three Months Ended March 31
	2007	2006	% Change
Net Sales	$313,004	$289,612	+	8
Cost of Sales	278,195	257,278	+	8

Gross Profit	34,809	32,334	+	8

Operating Expenses:
Marketing	8,932	8,442	+	6
Administrative	7,716	10,533	-	27
Research, development and technical services	7,629	7,180	+	6

	24,277	26,155	-	7

Operating Income	10,532	6,179	+	70

Other Income (Expense):
Interest, net	(2,308)	(2,061)	+	12
Loss from equity in joint venture	(126)	(95)	+	33
Other, net	(18)	142	-	—

	(2,452)	(2,014)	+	22

Income Before Provision for Income Taxes and Minority Interest	8,080	4,165	+	94
Provision for Income Taxes	2,394	1,166	+	105
Minority Interest	(1)	(50)	-	98

Net Income	$5,687	$3,049	+	87

Net Income Per Common Share
Basic	$0.59	$0.32	+	84

Diluted	$0.56	$0.31	+	81

Shares Used to Compute Net Income per Common Share
Basic	9,292	9,045	+	3

Diluted	10,074	9,813	+	3

4